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                                                                   Exhibit 99.1


LUMISYS TO ACQUIRE COMPURAD

TRANSACTION TO CREATE A LEADING SUPPLIER OF MEDICAL IMAGE MANAGEMENT COMPONENTS


SUNNYVALE, CALIFORNIA (SEPTEMBER 29, 1997) -- Lumisys, Inc. (NASDAQ:LUMI) and CompuRAD, Inc. (NASDAQ:COMD) today announced that they have entered into a definitive agreement for Lumisys to acquire CompuRAD, a leading provider of Teleradiology and PACS software in a stock for stock merger. The combined company will focus on offering both hardware and software components to Medical Image Management system suppliers, OEMs and VARs.

This acquisition is expected to qualify as a tax free reorganization, and is expected to be accounted for as a pooling of interests. The consummation of the acquisition is subject to certain conditions, including stockholder approval for both companies. The transaction is anticipated to close during the first quarter of 1998. Under the terms of the agreement, CompuRAD stockholders will receive .928 shares of Lumisys common stock for each share of common stock of CompuRAD. Dr. Phillip Berman, Chairman of the Board, President and Chief Executive Officer of CompuRAD, and David Lapan, MD, CompuRAD Board of Directors member, will join the Lumisys Board of Directors. Dr. Phillip Berman will serve as President and Stephen Weiss, Chief Executive Officer of Lumisys, will serve as the Chief Executive Officer of the combined company.

"In bringing together these two companies, we will be able to offer more products to our customers and increase long-term opportunities for employees," said Stephen Weiss. Weiss added, "By increasing the software capabilities of our core products, we also will be able to offer our customers a new generation of 'intelligent' medical imaging appliances."

"We believe the combined companies will be able to deliver customers a unique combination of hardware, software, services and, ultimately, appliances" said Dr. Berman. Dr. Berman added "this combination will also allow us to leverage the growing opportunities in the closely-related nuclear medicine, cardiology and clinical information market segments."

Lumisys designs, manufactures and markets a family of precision digitizers that convert medical images on film or video into digital format. The Company's digitizers process images from all commercially available medical imaging modalities, including x-ray, CT, MRI, ultrasound and nuclear medicine. Lumisys' video digitization and compression products also have applications in scientific and industrial inspection, broadcast video and multimedia imaging. Additional information on Lumisys is available at www.lumisys.com.


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CompuRAD is a leading provider of Teleradiology and PACS software products designed to capture, distribute, manage, store and view radiology images to enable faster patient diagnosis and treatment. CompuRAD also offers an innovative Clinical Data Repository and Access product called ClinicalWare which combines Internet/Intranet and Object technologies. Additional information on CompuRAD is available at www.compurad.com.

This press release contains forward looking statements that involve risks and uncertainties, including those relating to the possible inability to complete the acquisition as scheduled, or at all. Assuming completion of the acquisition, such risks and uncertainties include risks that integration of operations, technologies and products of the combining companies might not occur as anticipated; that management's attention might be diverted from day to day business activities; and that greater than normal employee turnover might occur. In addition, there are normal risks and uncertainties associated with Lumisys' and CompuRAD's business, including the timely development, acceptance and pricing of new products and the impact of competitive conditions as well as the other risks detailed from time to time in the SEC reports of Lumisys and CompuRAD, including the report on Form 10-Q for the quarter ended June 30, 1997 for Lumisys and the report on Form 10-Q for the quarter ended June 30, 1997 for CompuRAD.

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